Execution Version
LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is dated as of May 6, 2020, by and between CHESAPEAKE UTILITIES CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), and ROYAL BANK OF CANADA (the “Lender”).
RECITALS
A.The Borrower has applied to the Lender for a revolving line of credit facility in the maximum principal amount of Twenty Million Dollars ($20,000,000) (the “Commitment”), to be used by the Borrower for the uses specified in this Agreement.
B.The Lender is willing to make the revolving line of credit facility available to the Borrower upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the Loan described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Lender and the Borrower agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1     Certain Defined Terms.
As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:
“Adjustment” has the meaning set forth in Section 2.7(b).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Anti-Bribery and Corruption Laws” means all Laws relating to the prevention of bribery, corruption, or similar activities, including (without limitation) the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and the Corruption of Foreign Public Officials Act (Canada), as amended, and the rules and regulations thereunder, and all similar laws, rules, and regulations of any jurisdiction applicable to the Obligor.
“Anti-Money Laundering Laws” means all Laws relating to money laundering, terrorist financing, unlawful financial activities or unlawful use or appropriation of corporate funds, including (without limitation) the U.S. Bank Secrecy Act as amended by the USA PATRIOT Act, and similar laws, rules, and regulations of any jurisdiction applicable to the Obligor.
    “Applicable Margin” means (i) with respect to any LIBOR Rate Loan, 1.75% per annum and (ii) with respect to any Prime Rate Loan, 0.75%.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Blocked Person” means any Person: (a) listed in any Sanctions-related list of designated Persons (including, but not limited to, Office of Foreign Assets Control lists); (b) fifty percent (50%) or more, individually or in the aggregate, owned by any Person described in clause (a) hereof; (c) with which any party to the Agreement is prohibited from dealing or otherwise engaging in any transaction by any Sanctions; or (d) that is the government of a Sanctioned Country.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a borrowing of Loans in accordance with Section 2.1.3 which shall be, in any case, a written request, substantially in the form of Exhibit C or any other form approved by the Lender.
“Business Day” means any day, other than a Saturday or Sunday or on which commercial banks in New York City are authorized or required to be closed, or are in fact closed for business, and if the applicable Business Day relates to any Loan to which the Libor Rate applies, such day must also be a day on which dealings are carried on in the London interbank markets.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the equity interests of the Borrower.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” has the meaning specified in the Recitals hereto.
“Commitment Fee” has the meaning set forth in Section 2.5(b).
“Consolidated Net Worth” means as of any date, the sum of the amounts that would be shown on a consolidated balance sheet of the Borrower and its Subsidiaries at such date for (a) capital stock, (b) capital surplus and (c) the other components of stockholders’ equity.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Current Indebtedness” means with respect to any Person, all Indebtedness for borrowed money and all Indebtedness secured by any Lien existing on property owned by that Person (whether or not such Indebtedness have been assumed) which, in either case, is payable on demand or within one year from their creation, plus the aggregate amount of Guaranties by that Person of all such Indebtedness of other Persons, except: (a) any Indebtedness which is renewable or extendible at the option of the debtor to a date more than one year from the date of creation thereof; (b) any Indebtedness which, although payable within one year, constitutes principal payments on Indebtedness expressed to mature more than one year from the date of its creation and (c) Loans, Revolving Credit Loans (as such term is defined in the Syndicated Credit Agreement) and Guaranties of Revolving Credit Loans.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.
“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of the Lender in connection with any or all of the Obligations, this Agreement and/or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 7.3 (Costs, Expenses and Attorney’s Fees).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan in a distress termination, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.
“ERISA Group” means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Event of Default” has the meaning described in ARTICLE VI (Events of Default).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Financial Statements” means the financial statements referred to in Section 3.6.
“Financing Documents” means this Agreement, any and all promissory notes (including, for the avoidance of doubt, the Note) and any and all other documents, instruments, guarantees, certificates, agreements, loan agreements, security agreements, guaranties, deeds of trust, mortgages, assignments or other contract with or for the benefit of the Lender, or securing or evidencing payment of any indebtedness of the Borrower, previously, simultaneously or hereafter executed and/or delivered by the Borrower, any guarantor and/or any other Person in connection with this Agreement or the Loan made hereunder, all as the same may be amended, modified, restated, substituted, extended and renewed at any time and from time to time.
“Funded Indebtedness” means with respect to any Person, without duplication: (a) its Indebtedness for borrowed money, other than Current Indebtedness; (b) its Indebtedness secured by any Lien existing on property owned by the Person (whether or not such Indebtedness have been assumed); (c) the aggregate amount of Guaranties of Indebtedness by the Person, other than Guaranties which constitute Current Indebtedness; (d) its Indebtedness under capitalized leases; (e) reimbursement obligations (contingent or otherwise) under any letter of credit agreement and (f) Indebtedness under any Interest Rate Hedges (as such term is defined in the Syndicated Credit Agreement); provided that the amount of such Indebtedness under any such Interest Rate Hedges on any date shall be deemed to be the Hedge Termination Value (as such term is defined in the Syndicated Credit Agreement) thereof as of such date.
“Funded Indebtedness to Total Adjusted Capitalization Ratio” means the ratio of (a) the aggregate principal amount of all outstanding secured and unsecured Funded Indebtedness of the Borrower plus secured and unsecured

Funded Indebtedness of Subsidiaries (excluding Indebtedness owed by a Subsidiary to the Borrower of a Wholly-Owned Subsidiary (as defined in the Syndicated Credit Agreement)) to (b) Total Adjusted Capitalization.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.
“Guaranty” of any Person means of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Hazardous Materials” includes all materials defined as hazardous wastes or substances under any environmental Laws, petroleum, petroleum products, oil and asbestos, and any substance the presence of which on any property now or hereafter controlled, owned or acquired by the Borrower is prohibited by any Law similar to those set forth in this definition; and any other substance which by Laws requires special handling in its collection, storage, treatment or disposal.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Law applicable to the Lender which are presently in effect or, to the extent allowed by Law, under such applicable Law which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Law now allow.
“Indebtedness” means as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any Commodity Hedges (as such term is defined in the Syndicated Credit Agreement), Interest Rate Hedges (as such term is defined in the Syndicated Credit Agreement), currency swap agreements or other similar agreements, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), or (vi) any Guaranty of Indebtedness for borrowed money.
“Indemnified Parties” has the meaning set forth in Section 7.13.
“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Payment Date” means (a) with respect to any Prime Rate Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Rate Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
“Laws” means any legislation, rules, regulations, guidelines and other legally binding measures issued, administered or enforced by any Governmental Authority, as they may be amended from time to time.
“LIBOR Rate” means a rate of interest per annum equal to (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) One Month LIBOR, which shall be adjusted monthly on the first day of each Interest Period. The LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Lender shall receive the same yield. The interest rate will in no instance exceed the maximum rate permitted by applicable Law. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than one percent.
“LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable thereto is based upon the LIBOR Rate.
“LIBOR Reserve Percentage” means, relative to any day of any Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal, special and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable One Month LIBOR or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Lender designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).
“LIBOR Successor Rate” has the meaning set forth in Section 2.7(b).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of “Prime Rate” or “Interest Period” or “One Month LIBOR”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines in consultation with the Borrower).
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Loan” means the Revolving Loan.
“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (i) business, properties, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to pay or perform its obligations under this Agreement or the other Financing Documents as such payment or performance becomes due in accordance with the terms thereof; (iii) the legality, validity, binding effect or enforceability against the Borrower under this Agreement or any other Financing Document; or (iv) the rights, powers and remedies of the Lender under this Agreement or the other Financing Documents.
“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).
“Note” means the Revolving Credit Note.
“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Lender under, arising pursuant to, in connection with and/or on account of the Loan or the provisions of this Agreement and/or any of the other Financing Documents, including, without limitation, the principal of, and interest on, late charges, fees, Enforcement Costs, expenses (including, without limitation, reasonable attorneys’ fees), regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions and rearrangements of any such indebtedness, obligations and liabilities.
“Obligor” means the Borrower and any guarantors and other loan parties subject to any Financing Document from time to time and their respective Subsidiaries and agents.
“One Month LIBOR” means for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Lender from time to time) for a one month duration at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable Interest Period; provided that if the above method for determining one month LIBOR shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination as designated by the Lender; and provided further that if One Month LIBOR above would be less than 1.00%, then One Month LIBOR shall be deemed to be 1.00% per annum.
“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Financing Documents.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the

ERISA Group for employees of any member of the ERISA Group, (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (iii) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body (as such term is defined in the Syndicated Credit Agreement) or other entity.
“Prime Rate” means the annual interest rate publicly announced by the Lender from time to time as its prime rate. The Prime Rate is determined from time to time by the Lender as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Lender to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest with respect to any amounts hereunder to which the Prime Rate applies will change automatically without notice to Borrower, effective on the date of any such change.
“Prime Rate Loan” means the Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.
“Principal Amount” has the meaning set forth in the Note, which shall in no event exceed the Commitment.
“Principal Office” for the Lender, means the office of the Lender as set forth in Section 7.1, or such other office or office of a third party or sub-agent, as appropriate, as the Lender may from time to time designate in writing to Borrower.
“Revolving Credit Note” has the meaning described in Section 2.1.2 (Revolving Credit Note).
“Revolving Credit Termination Date” means the earlier of (a) October 31, 2020, and (b) the date on which the Lender’s obligation to make advances under the Revolving Loan is terminated by the Lender following an Event of Default.
“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Loan Amount).
“Sanctioned Country” means, at any time, any country or territory, or whose government is, the subject or target of any comprehensive Sanctions (including, but not limited to, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctions” means any economic, trade or embargo imposed on, or other restrictions on engaging in dealings or transactions with, an individual, group, entity, territory or country, which are administered or enforced under applicable Sanctions Laws.
“Sanctions Laws” means all Laws relating to Sanctions administered or enforced by any Governmental Authority, including (without limitation) the Office of Foreign Assets Control and the U.S. Department of State, Global Affairs Canada, the Department of Public Safety of Canada, the United Nations Security Council, the Office of Financial Sanctions Implementation, the European Union or relevant member states of the European Union.
“Scheduled Unavailability Date” has the meaning set forth in Section 2.7(b).
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
“Syndicated Credit Agreement” shall mean that certain Credit Agreement dated as of October 8, 2015, by and among Chesapeake Utilities Corporation, as borrower, certain lending parties named therein, PNC Bank, National Association, as Administrative Agent, Swing Loan Lender and Issuing Lender, PNC Capital Markets LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, and Bank of America, N.A., as Syndication Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Taxes” has the meaning set forth in Section 2.9.
“Total Adjusted Capitalization” means at any date, the aggregate amount at that date, as determined on a consolidated basis, of the Funded Indebtedness of the Borrower and its Subsidiaries, plus Consolidated Net Worth.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the One Month LIBOR or the Prime Rate.
“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State of Delaware.
Capitalized terms not otherwise defined herein shall have the meaning given to those terms in the Syndicated Credit Agreement.
Section 1.2    Accounting Terms and Other Definitional Provisions. Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise defined herein, all terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. All computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate). Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each other Financing Document: (i) the words “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified; (iii) the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require; (iv) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vi) reference to any Person includes such Person’s successors and assigns; (vii) reference to any agreement, including this Agreement and one or more of the Financing Documents together with the schedules and exhibits hereto or thereto, document or instrument shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (viii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (ix) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (x) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (xi) section headings herein and in each other Financing Document are included for convenience and shall not affect the interpretation of this Agreement or such Financing Document, and (xii) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
ARTICLE II
THE CREDIT FACILITIES
Section 2.1     Revolving Loan.
2.1.1     Revolving Loan Amount. Subject to and upon the provisions of this Agreement and relying upon the representations and warranties herein set forth, the Lender establishes a revolving credit facility in favor of the Borrower (the “Revolving Loan”). The outstanding principal balance of the Revolving Loan shall at no time exceed the Commitment. The Lender’s obligation to make advances under the Revolving Loan shall terminate on the Revolving Credit Termination Date and, following a Default or an Event of Default under this Agreement, may be limited, suspended or terminated at the Lender’s sole and absolute discretion exercised from time to time.
2.1.2     Revolving Credit Note. The Borrower’s obligation to repay the advances of the Revolving Loan shall be evidenced by a certain Promissory Note dated the same date as this Agreement (as it may be amended, modified, restated, substituted, extended and renewed at any time or from time to time, the “Revolving Credit Note”) in substantially the form attached to this Agreement as Exhibit A and in the face principal amount of the Commitment and having a maturity date, repayment terms and interest rate as set forth in the Revolving Credit Note; provided, that, in no event shall the maturity date exceed the Revolving Credit Termination Date. Each sum advanced to the Borrower by the Lender under the Revolving Loan shall be evidenced by a Revolving Loan confirmation in customary form (the “Revolving Loan Confirmation”). Subject to the terms and conditions of this Agreement, sums borrowed under the Revolving Loan and repaid may be readvanced.
2.1.3     Revolving Loan Procedures. The Borrower may borrow under the Revolving Loan on any Business Day. If the Borrower wishes to borrow a Loan, the Borrower shall provide the Lender with a Borrowing Request not later than (i) with respect to LIBOR Rate Loans, 11:00 a.m., New York City time (or such later time as is acceptable to the Lender), three (3) Business Days before the date of the proposed borrowing or (ii) with respect to Prime Rate Loans, 11:00 a.m., New York City time (or such later time as is acceptable to the Lender), one (1) Business Day before the date of the proposed borrowing. Such Borrowing Request shall specify the following information: (a) the aggregate amount of the requested sum to be borrowed, which shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Borrowing of Loans at the Prime Rate may be in an aggregate amount that is equal to the entire unused balance of the total Principal Amount, (b) the date of the borrowing of such Loan, which shall be a Business Day, (c) the location and number of the Borrower’s account in which such Loan is to be deposited to the Borrower, (d) whether such Borrowing is to be at the LIBOR Rate or Prime Rate and (e) with respect to a continuation or conversion of a Type of Loans, the Borrowing to which such interest election applies. If requested by the Lender, the Borrower shall state in the Borrowing Request the purpose of the requested borrowing.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Prime Rate Loan. The Interest Period with respect to any requested LIBOR Rate Loan shall be deemed to be an Interest Period of one month’s duration. Except as otherwise provided herein, a Borrowing Request for a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, the Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Loan, may elect Interest Periods therefor, all as provided in this Section.
If the Borrower fails to deliver a timely Borrowing Request with respect to a LIBOR Rate Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a LIBOR Rate Loan with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Loan and (ii) unless repaid, each LIBOR Rate Loan shall be converted to a Prime Rate Loan at the end of the Interest Period applicable thereto.
Section 2.2     Interest.
(a)Interest Rates. Subject to paragraph (b) of this Section, (i) each Prime Rate Loan shall bear interest at the Prime Rate plus the Applicable Margin and (ii) each LIBOR Rate Loan shall bear interest at the One Month LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(b)Default Interest. Notwithstanding the foregoing, at all times when an Event of Default has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.2(a) or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to Prime Rate Loans as provided in Section 2.2(a).
(c)Payment Date. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Prime Rate Loan prior to the Revolving Credit Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)Interest Computations. All interest shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate at times when the Prime Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate or One Month LIBOR shall be determined by the Lender, as the case may be, and such determination shall be conclusive absent manifest error.
(e)Compensation for Breakage or Non-Commencement of Interest Periods. In the event of (i) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto or (iii) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto, the Borrower will compensate the Lender for the actual loss, cost and expense incurred by the Lender attributable to such event, excluding loss of anticipated profits or margin and without giving to any applicable LIBOR “floor.” A certificate of the Lender computing any amount or amounts that the Lender is entitled to receive pursuant to this Section will be delivered to the Borrower and will be presumptively correct. The Borrower will pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.
Section 2.3     Termination and Reduction of Commitment.
(a)Unless previously terminated, the Commitment shall terminate on the Revolving Credit Termination Date. On the Revolving Credit Termination Date, the Borrower shall indefeasibly pay in full in cash the principal and interest on the Loans and any other Obligations outstanding under any Financing Document (other than any indemnification obligations for which no claim has been asserted).

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.4, the sum of the aggregate principal amount of all outstanding Loans would exceed the total Commitment.
(c)The Borrower shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
Section 2.4    Repayment of Loans.
(a)The Borrower may prepay the outstanding Principal Amount in whole or in part at any time in integral multiples of $100,000 with accrued interest through the date of prepayment as set forth in Section 2.2.
(b)The Borrower shall notify the Lender in writing in substantially the form set forth in Exhibit D of any prepayment pursuant to clause (a) hereunder (i) in the case of prepayment of a LIBOR Rate Loan, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment or (ii) in the case of prepayment of a Prime Rate Loan, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.1.3. Prepayments shall be accompanied by accrued interest and costs as required by Section 2.2.
(c)If at any time the aggregate principal amount of all outstanding Loans exceeds the total Commitment then in effect, the Borrower shall forthwith prepay the Loans to the extent necessary so that the aggregate principal amount of all outstanding Loans shall not exceed the Commitment then in effect.
(d)Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied to the Loans up to the amount of the then outstanding Loans (with no reduction in commitment amounts). The application of any prepayment to Loans pursuant to this Sections 2.4(d) shall be made, first, to Prime Rate Loans and, second, to LIBOR Rate Loans.
(e)The Borrower shall deliver to the Lender, at the time of each prepayment required under this Section, a certificate signed by an authorized officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.
Section 2.5    General Provisions.
(a)Use of Loan Proceeds.     The Borrower shall use the proceeds of the Loan solely for the purposes expressly permitted by this Agreement. No portion of the proceeds of or draws related to any Loan will be used to purchase or carry Margin Stock or in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act. The Borrower nor an of its Subsidiaries or any of their respective directors and officers, will directly or indirectly use any part of any proceeds of any Loan or lend, contribute, or otherwise make available such proceeds to any Person (i) to fund or facilitate any activities or business of or with any Blocked Person (ii) to fund or facilitate any activities or business of or in any Sanctioned Country or (iii) in any other manner that will result in a violation by any party hereto of Sanctions. No part of the proceeds of any Loan will be used, directly or indirectly for any payments to any Governmental Authority or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Bribery and Corruption Laws.
(b)Revolving Credit Unused Line Fee. The Borrower shall pay to the Lender a monthly revolving credit facility fee (collectively the “Commitment Fees” and individually, a “Commitment Fee”) in an amount based upon the daily unused and undisbursed portion of the maximum committed amount under the Revolving Loan in effect from time to time accruing during each month multiplied by 0.35%. The accrued and unpaid portion of the Commitment Fee shall be paid by the Borrower to the Lender on the first day of each month, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date. The Commitment Fee will be calculated on the basis of a 360-day year and the actual number of days elapsed.
(c)Payments Absolute. All payments to the Lender in respect of the Obligations, including, without limitation, principal, interest, prepayments, and fees, shall be paid by the Borrower without setoff, recoupment or counterclaim to the Lender at the Lender’s office specified in the Note in immediately available funds not later than 12:00 noon, Eastern Standard Time, on the due date of such payment. All payments shall be applied to the Obligations in such order as is specified in this Agreement.
Section 2.6    LIBOR Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Borrower, be conclusive and binding on the Borrower) that any law has made it unlawful, or change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lender to make, continue or maintain the Loan as a LIBOR Rate Loan, the obligations of the Lender to make, continue or maintain the Loan as a LIBOR Rate Loan shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.
Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all LIBOR Rate Loans to Prime Rate Loans (the interest rate on which Prime Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the One Month LIBOR component of the Prime Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon One Month LIBOR, the Lender shall during the period of such suspension compute the Prime Rate applicable to the Lender without reference to the One Month LIBOR component thereof until the Lender determines in its sole discretion that it is no longer illegal for the Lender to determine or charge interest rates based upon One Month LIBOR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.2(e).
Section 2.7    Unavailability of LIBOR Rate.
(a)In the event that the Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for any Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining One Month LIBOR applicable to the relevant Interest Period; or One Month LIBOR no longer adequately and fairly reflects the Lender’s cost of funding loans; upon notice from the Lender to the Borrower, the obligations of the Lender hereunder and under this Agreement to make or continue the Loan as a LIBOR Rate Loan shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and the Loan shall automatically convert into a Prime Rate Loan at the end of the then current Interest Period or sooner, if required by such law or assertion. In the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Prime Rate, the utilization of the LIBOR Rate component in determining the Prime Rate shall be suspended, in each case until the Lender revokes such notice.
(b)Notwithstanding anything to the contrary in this Agreement or any other Financing Documents, if the Lender determines (which determination shall be conclusive absent manifest error) that:
(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) loans currently being executed, or existing loans that include language similar to that contained in this Section 2.7, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Lender, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 2.7 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated (the “Adjustment” and any such proposed rate, a “LIBOR Successor Rate”). Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain LIBOR Rate Loans shall be suspended (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Prime Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Prime Rate Loans in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than one percent for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Lender will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.
Section 2.8    Increased Costs.
(a)Increased Costs Generally. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (“Change in Law”):
(i) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting loans based on One Month LIBOR or its obligation to make loans based on One Month LIBOR;
(ii) subject the Lender to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) shall impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make such Loan, or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required to be maintained by the Lender, or person controlling the Lender (a “Change in Capital Law”), and the Lender determines that the rate of return on its or such controlling person’s capital as a consequence of its commitments hereunder or the loans made by the Lender under this Agreement is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of such Change in Capital Law (taking into consideration the Lender’s policies with respect to capital adequacy), then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall promptly pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction suffered.
(c)Certificates for Reimbursement. A certificate of the Lender as to any additional amount or amounts to compensate the Lender, as specified in clauses (a) or (b), shall be delivered to the Borrower and shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in good faith, but in its sole and absolute discretion) shall deem applicable. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law or the Change in Capital Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law or the Change in Capital Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.9    Taxes.
(a)Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)Payment Free of Taxes. All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable under the Financing Documents shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings, interest, penalties or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:
(1)    pay directly to the relevant authority the full amount required to be so withheld or deducted;
(2)    promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
(3)    pay to the Lender such additional amount or amounts as is necessary to ensure that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, (a) Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted or (b) the Lender shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the aggregate principal amount of Loans outstanding shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e)Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Survival. Each party’s obligations under this Section shall survive the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Financing Document.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender, and shall be deemed to represent and warrant to the Lender at the time each request for an advance under the Loan is submitted and again at the time any advance is made under the Loan, as follows:

Section 3.1     Good Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Borrower has the power and authority to own its property and to carry on its business in each jurisdiction in which the Borrower does business.
Section 3.2     Authority and Compliance. The Borrower has full power and authority to execute and deliver the Financing Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of the Borrower. No consent or approval of any Governmental Authority or other third party is required as a condition to the validity of any Financing Document. The Borrower is in compliance with all Laws to which it is subject, except where noncompliance would not have a Material Adverse Effect.
Section 3.3     Binding Agreement. This Agreement and the other Financing Documents executed by the Borrower constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.
Section 3.4     No Conflicting Agreements. The execution, delivery and performance by the Borrower of this Agreement and the other Financing Documents does not conflict with or violate the (i) the Certificate of Incorporation or Bylaws of the Borrower, (ii) any provision of any existing agreement, mortgage, indenture or contract binding on the Borrower, or (iii) any Laws applicable to the Borrower.
Section 3.5     No Defaults. The Borrower is in compliance with its covenants and agreements in this Agreement and in the other Financing Documents. No Default or Event of Default has occurred and is continuing.
Section 3.6     Financial Statements and Other Information. The audited financial statements of the Borrower as of December 31, 2019, have been delivered to the Lender and have been prepared on a consolidated basis in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present the Borrower’s financial condition as of the date thereof. The unaudited financial statements of the Borrower as of September 30, 2019, have been delivered to the Lender and have been prepared on a consolidated basis in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present the Borrower’s financial condition as of the date thereof, subject to normal year-end adjustments. There has been no material adverse change in the Borrower’s financial condition or operations since December 31, 2019. All factual information (oral or written) previously furnished by the Borrower to the Lender in connection with this Agreement and the other Financing Documents was accurate and complete in all material respects on the date as of which such information was delivered to the Lender and did not omit or misstate any material fact necessary to make such information not misleading. All factual information (oral or written) to be furnished by the Borrower to the Lender in connection with this Agreement and the other Financing Documents in the future will be accurate and complete in all material respects on the date as of which such information is delivered to the Lender and will not omit any material fact necessary to make such information not misleading. There is no fact known to the Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Lender prior to or at the date hereof in connection with the transactions contemplated hereby.
Section 3.7     Information. The information contained in Exhibit B, which is attached to and a part of this Agreement, is true, correct and complete in all respects.
Section 3.8     Litigation. Except as disclosed in notes to the Financial Statements, there is no proceeding involving the Borrower pending or, to the knowledge of the Borrower, threatened before any court or Governmental Authority, agency, instrumentality or arbitration authority, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which state to affect, impact or restate this Agreement or any of the Financing Documents or the transactions contemplated hereby or thereby.
Section 3.9     Taxes and Other Obligations. All federal, state, local and other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or otherwise levied or imposed upon them, their properties, income or assets which are due and payable, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
Section 3.10     Environmental Matters. Except as disclosed in the notes to the financial statements identified in Section 3.6, to the knowledge of the Borrower, the conduct by the Borrower of its business operations does not violate any Laws for environmental protection, regulations of the U.S. Environmental Protection Agency or any other applicable Laws relating to the environment or Hazardous Materials, except where such violation would not have a Material Adverse Effect.
Section 3.11    Government Sanctions. The Borrower confirms it has policies, procedures and controls reasonably designed to comply with all applicable Anti-Money Laundering Laws, including all those applicable in the jurisdictions in which Obligor conducts business. The Borrower warrants on behalf of itself and its Subsidiaries that neither it, nor to its knowledge any of its Affiliates and their respective directors, officers, employees and agents: (a) is in violation of any Anti-Money Laundering Laws; or (b) is engaged in or will engage in any transaction contemplated by this Agreement that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the requirements set forth in any Anti-Money Laundering Laws.
The Borrower, on behalf of itself and its Subsidiaries, represents, warrants and covenants that neither it, nor to its knowledge any of its Affiliates and their respective directors, officers, employees and agents: (a) is, or is owned or controlled by, a person, group or entity that is (i) the subject of any Sanctions, or (ii) is located, organized or resident in a country or territory that is the subject of Sanctions; (b) has engaged, or will engage, in any dealings or transactions with or for the benefit of any person, group or entity, or in any country or territory, that at the time of the dealing or transaction was the subject of Sanctions; (c) is in violation of any Sanctions Laws; (d) is engaged in or will engage in any transaction contemplated by this Agreement that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Sanctions Laws; and (e) will, directly or indirectly, use the proceeds of the transaction contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any other person, in any manner that violates any Sanctions Laws applicable to any party hereto, including for the purpose of funding, financing or facilitating (i) any activities of, or business with, any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
The Borrower, on behalf of itself and its Subsidiaries, represents, warrants and covenants that neither it, nor to its knowledge any of its Affiliates and their respective directors, officers, employees and agents: (a) is in violation of any Anti-Bribery and Corruption Laws; (b) is engaged in or will engage in any transaction contemplated by this Agreement that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Anti-Bribery and Corruption Laws; or (c) will, directly or indirectly, use the proceeds of the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any other person, in any manner that violates any Anti-Bribery and Corruption Laws applicable to any party hereto, including (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, and (ii) for making any bribe, unlawful rebate or payoff, influence payment, kickback or other unlawful payment.
Section 3.12    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification most recently provided to the Lender, if applicable, is true and correct in all respects.
Section 3.13    Use of Revolving Loan Proceeds. The proceeds of the Revolving Loan shall be used for working capital, for capital expenditures, to fund acquisition of business opportunities, and for general corporate purposes of the Borrower or is Subsidiaries and not in contravention of any Law or of any Financing Document.
ARTICLE IV

CONDITIONS OF LENDING
In addition to the conditions stated elsewhere in this Agreement, the Lender shall not be obligated to consider or to make any advance under this Agreement, unless on the date of the advance is requested and on the date the advance is to be made:
Section 4.1     Representations and Warranties. The representations and warranties contained in ARTICLE III (Representations and Warranties) are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to and after giving effect to such requested advance. Each request for an advance shall be deemed a representation by Borrower that the conditions of this Article IV have been met.
Section 4.2     Compliance. The Borrower is in compliance with all of the covenants and agreements contained in this Agreement and in the other Financing Documents.
Section 4.3     Default. No Default or Event of Default has occurred and is continuing.
Section 4.4     No Adverse Changes. There shall have been no material adverse change in the financial condition or business of Borrower since December 31, 2019.
Section 4.5     Documentation. The Lender shall have received such Financing Documents, opinions, record searches, financial statements, assignments, waivers, certificates and other documents as the Lender may require, all in form and substance reasonably satisfactory to the Lender and its counsel.
Section 4.6     Fees and Expenses. The Borrower has paid (i) all fees charged by the Lender for the Loan as of the date this Agreement is signed, including, without limitation, a loan fee in an amount equal to $30,000 (the “Loan Fee”), which Loan Fee shall be paid by the Borrower on the date hereof, is fully-earned and is non-refundable, and (ii) the Commitment Fee and all other fees charged by the Lender as such fees become due hereafter, including, without limitation the cost, expenses and attorneys’ fees the Borrower is required to pay to Lender pursuant to Section 7.3 of this Agreement.
Section 4.7     KYC Information. Upon the request of the Lender, the Borrower shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Lender if so requested.
Section 4.8    Syndicated Credit Agreement Compliance. Prior to and immediately after the incurrence of any Borrowing, the Borrower shall be in pro forma compliance with Section 9.8 of the Syndicated Credit Agreement and no Event of Default (as defined in the Syndicated Credit Agreement) or Potential Default (as defined in the Syndicated Credit Agreement) shall have occurred and be continuing or would result therefrom.
Section 4.9    Solvency. On the date of this Agreement and prior to and immediately after the incurrence of any Borrowing, the Borrower and its Subsidiaries on a consolidated basis are Solvent.
ARTICLE V
COVENANTS
Until the Commitments have expired or been terminated and all Obligations have been indefeasibly paid in full in cash, the Borrower covenants and agrees that (without limiting any requirement of any other Financing Document):
Section 5.1    Affirmative and Negative Covenants.

5.1.1     Financial Statements and Other Information. The Borrower will furnish to the Lender the following, which shall be in form and content reasonably satisfactory to the Lender:
(a)Within one hundred fifty (150) days after the close of the Borrower’s fiscal year, annual financial statements prepared on a consolidated basis in accordance with GAAP and audited by the Borrower’s independent certified public accountants reasonably acceptable to the Lender. The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of the Borrower on a consolidated basis (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof).
(b)Within forty-five (45) days after the close of each of the Borrower’s fiscal quarters, financial statements of the Borrower, consisting of (i) a consolidated balance sheet as of the end of such fiscal quarter, (ii) related consolidated statements of income, stockholders’ equity for the fiscal quarter then ended and the fiscal year through that date and (iii) related consolidated statements of cash flows for the fiscal year through that date, in each case, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof).
(c)Within ninety (90) days after the end of each fiscal year, a twelve-month capital budget showing the projected short term borrowings of the Borrower for the new fiscal year.
(d)Such additional information, reports and statements respecting the business operations and financial condition of the Borrower, from time to time, as the Lender may reasonably require.
5.1.2     Accounting; Books and Records. The Borrower will maintain a system of accounting that enables it to prepare its financial statement in accordance with GAAP, and permit the officers or representatives of the Lender, during normal business hours, to visit and inspect the Borrower’s books of account and other records, businesses and properties. Unless written notice of another location is given to the Lender, the Borrower’s books and records will be located at the Borrower’s chief executive office described on Exhibit B.
5.1.3     Existence and Compliance. The Borrower will maintain its existence, good standing and qualification to do business wherever required, and will comply with all Laws, including, without limitation, the Employment Retirement Income Security Act of 1974, as amended from time to time, and environmental Laws applicable to it or to any of its property, business operations and transactions, except where any such lack of qualification or noncompliance would not have a Material Adverse Effect.
Neither the Borrower nor its Subsidiaries shall (a) engage, in any dealings or transactions with or for the benefit of any person, group or entity, or in any country or territory, that at the time of the dealing or transaction was the subject of Sanctions; (b) engage in any transaction contemplated by this Agreement that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Sanctions Laws; (c) directly or indirectly, use the proceeds of the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any other person, in any manner that violates any Anti-Bribery and Corruption Laws applicable to any party hereto, including (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, and (ii) for making any bribe, unlawful rebate or payoff, influence payment, kickback or other unlawful payment; or (d) act, or omit to act, in a way that could put the Lender at risk of violating Anti-Money Laundering Laws, Anti-Bribery and Corruption Laws or Sanctions Laws applicable to the Lender. Any violation by the Borrower or any of its Subsidiaries of any Anti-Money Laundering Laws, Anti-Bribery and Corruption Laws or Sanctions Laws will be considered a material breach of this Agreement, and the Lender may, without limiting any other remedy it has, exercise its rights under this Agreement to audit the Borrower or to terminate the Agreement.

5.1.4     Maintenance. The Borrower will maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like, in each case, as it deems necessary or desirable for the operation of its business.
5.1.5     Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards and against other risks as such assets are commonly insured in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers which are not Affiliates of the Borrower, (except to the extent customarily self-insured or such Affiliates are otherwise acceptable to the Lender).
5.1.6     Taxes and Other Obligations. The Borrower will file all material federal, state, local and other tax returns on a timely basis as required by Law, subject to extensions or exemptions available under applicable Law or by the applicable Governmental Authority. The Borrower will pay when due all of its taxes and other governmental assessments as the same become due and payable, except to the extent the same are being contested in good faith and in a diligent manner by appropriate proceedings and against which adequate reserves are being maintained.
5.1.7     Hazardous Materials. The Borrower will not use, and will use reasonable efforts to prevent any other party from using, any Hazardous Materials at any of the Borrower’s places of business or at any other property owned, controlled or operated by the Borrower except such materials as are incidental to the Borrower’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable Laws. The Borrower agrees to permit the Lender, its agents, contractors and employees to enter and inspect any of the Borrower’s places of business or any other property of the Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting, at Lender’s expense, an environmental investigation and audit (including taking physical samples) to insure that the Borrower is complying with this covenant. The Borrower shall provide the Lender, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by the Borrower’s business operations within five (5) days of the Lender’s request therefor.
5.1.8     Notices.
(a)Environmental. The Borrower will promptly notify the Lender in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions against the Borrower instituted or threatened pursuant to any applicable Laws relating to any Hazardous Materials; and (b) all material claims made or threatened by any third party against the Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials.
(b)Adverse Matters. The Borrower will promptly notify the Lender in writing of (a) any condition, event or act that comes to its attention that is reasonably likely to have a Material Adverse Effect; or (b) the occurrence of any Default or Event of Default.
(c)Change in Information. The Borrower will provide the Lender not less than 30 days’ written notice prior to any change to the information set forth on Exhibit B.
(d)Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against the Borrower or Subsidiary of the Borrower which involve a claim or series of claims in excess of $15,000,000 or which if adversely determined would constitute a Material Adverse Effect.
(e)ERISA Event. Immediately upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.
(f)SEC Filings and other Material Reports. Promptly upon their becoming available to the Borrower, public SEC filings and other material reports, including 8-K, registration statements, proxies, prospectuses, financial statements and other shareholder communications, filed by the Borrower with the SEC excluding any Form 3, Form 4 or Form 5 (all of which may be provided by means of delivery of the applicable SEC Form or filing).

(g)Other Information. Such other reports and information as the Lender may from time to time reasonably request.
5.1.9     Financial Covenants. The Borrower will comply with the following financial covenant: Maximum Funded Indebtedness to Total Adjusted Capitalization Ratio. The Borrower will not, as of the last day of each fiscal quarter of the Borrower, permit the Funded Indebtedness to Total Adjusted Capitalization Ratio to exceed 0.65:1.00, commencing with the Borrower’s fiscal quarter ending on June 30, 2020.
5.1.10    Patriot Act; Beneficial Ownership Regulation; Customer Identification Program (CIP) Notice. Promptly following any request therefor, to provide information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act the Beneficial Ownership Regulation and the Lender’s Customer Identification Program.
5.1.11    Margin Stock; Investment Company Act. Neither the Borrower nor any of its Subsidiaries will carry or purchase with the proceeds of the Loans any Margin Stock. Neither the Borrower nor any Subsidiaries of the Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
5.1.12    Change in Control / Change to Organizational Documents. Borrower shall not permit a Change in Control of its ownership or make any amendment, modifications, terminate or other changes to its organizational documents that would be material and adverse to the Lender without the prior written consent of the Lender; provided, however, that the Lender shall not unreasonably withhold its consent.
5.1.13    Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries will enter into any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or a Subsidiary of the Borrower) , except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to the payment or grant of reasonable compensation, benefits and indemnities to any director or officer of the Borrower or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.1.13 shall restrict transactions with any Affiliate that have been approved by or are entered into pursuant to any orders or decisions of any Governmental Authority having jurisdiction over the Borrower or the applicable Subsidiary.
5.1.14    Limitation on Negative Pledges and Restrictive Agreements. Neither the Borrower or its Subsidiaries shall enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Financing Documents) that encumbers or restricts the ability of any such Person to (i) perform its obligations hereunder or under any other Financing Document; (ii) make dividends or distribution to the Borrower, (iii) pay any Indebtedness or other obligation owed to the Borrower or (iv) make loans or advances to the Borrower.
ARTICLE VI
DEFAULT
Section 6.1     Events of Default.
The Borrower shall be in default under this Agreement and under each of the other Financing Documents upon the occurrence of any one or more of the following (each an “Event of Default”):
(a)there occurs any failure to pay (i) when due, any payment of principal or interest or (ii) within five days after the date due, any other Obligations;
(b)any representation or warranty made in this Agreement or in any other Financing Document shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect;

(c)the Borrower or any other obligor under the Financing Documents fails to timely and properly observe, keep or perform, any term, covenant, agreement or condition in this Agreement or in any of the other Financing Documents;
(d)the Borrower suspends or terminates its business operations or liquidates, dissolves or terminates its existence;
(e)(a) the Borrower or Subsidiary of the Borrower is in default under the payment terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness which the Borrower of any Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of One Million Dollars ($1,000,000) or (b) a breach, default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of Ten Million Dollars ($10,000,000) in the aggregate, and such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded;
(f)(i) an Insolvency Proceeding shall have been instituted against the Borrower or Subsidiary of the Borrower or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding,, (ii) the Borrower or Subsidiary of the Borrower institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) the Borrower or any Subsidiary of the Borrower ceases to be Solvent or admits in writing its inability generally to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any Subsidiary of the Borrower and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.
(g)an Event of Default (as defined therein) occurs under the Syndicated Credit Agreement (as may be amended, restated, modified, substituted, extended, and renewed from time to time);
(h)any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be entered against the Borrower by a court having jurisdiction in the premises, and with respect to which either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;
(i)any Financing Document shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Financing Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;
(j)a Change of Control shall occur;
(k)an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of$10,000,000, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $10,000,000; or
(l)there shall occur any material uninsured damage to or loss, theft or destruction of any of property of the Borrower in excess of $10,000,000 or assets of the Borrower in excess of $10,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or.
Section 6.2     Rights And Remedies. Upon the occurrence of Event of Default, the Lender may at any time thereafter exercise any one or more of the following rights, powers or remedies:
6.2.1     Acceleration. The Lender may declare the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which the Borrower hereby waives. Further, upon the occurrence of an Event of Default, (a) the Lender’s commitment to make available the Revolving Loan and any agreement in any of the Financing Documents to provide additional credit shall immediately and automatically terminate and (b) upon the Lender’s declaration, the unpaid principal amount of the promissory notes evidencing any of the Obligations (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.
6.2.2     Further Advances. Upon the occurrence of an Event of Default, the Lender may from time to time, without notice to the Borrower, suspend, terminate or limit any further loans or other extensions of credit under this Agreement and under any of the other Financing Documents.
6.2.3     Other Remedies. The Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. The Lender is authorized to setoff, offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of or under the control or custody of, or on deposit with, the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement, the Note or any other Financing Document or a branch office or affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligation on such indebtedness, and, upon the occurrence of an Event of Default, although such obligations of the Borrower may be contingent or unmatured or are owed. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
ARTICLE VII
MISCELLANEOUS
The Borrower and the Lender further covenant and agree as follows, without limiting any requirement of any other Financing Document:
Section 7.1     Notices.
All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing, and hand delivered or sent by certified mail-return receipt requested or a nationally recognized overnight courier or by telecopy or other electronic communication, addressed to the Borrower at the address of the Borrower set forth on Exhibit B, which is attached to and a part of this Agreement, and to the Lender at the following address:
The Lender:    Royal Bank of Canada
Three World Financial Center
200 Vesey Street
New York, NY 10281-8098

Attention: Lauren Chen; Ghazal Akbari
Email: rbcnewyorkgla3@rbc.com
with a copy to:    Attorney
or to such other address as any party may designate by written notice to the other party given in accordance with the provisions of this Section 7.1. Each such notice, request and demand shall be deemed given or made as follows:
(a)If sent by hand delivery, upon delivery;
(b)If sent by nationally recognized overnight courier service, on the Business Day next following the day on which the notice is delivered to such courier;
(c)If sent by mail, upon the date of receipt; or
(d)If sent by telecopier or through other electronic communication, shall be deemed to have been given wen sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
Section 7.2     Cumulative Rights and No Waiver. Each and every right granted to the Lender under any Financing Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of the Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right. The Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or future notice or demand in similar or other circumstances, unless expressly required in this Agreement or any other Finance Document. Without limiting the generality of the foregoing, the Lender may proceed against the Borrower with or without proceeding against any guarantor, surety, indemnitor or any other Person who may be liable for all or any part of the Obligations.
Section 7.3     Costs, Expenses and Attorney’s Fees. The Borrower shall pay to the Lender, within 30 days of demand, the full amount of all expenses, charges, costs, taxes, and fees including, without limitation, reasonable outside counsel fees and all allocated costs of the Lender’s in-house counsel if permitted by applicable Laws, whether incurred prior to the institution of any suit or other proceeding or otherwise, incurred by or on behalf of the Lender in connection with the enforcement or protection of its rights or collection of the Obligations (including, without limitation, in connection with any workout, restructuring or negotiations in respect of the Obligations) and shall also pay to the Lender immediately interest thereon from the date that payment is due until paid in full at a per annum rate of interest equal at all times to the rate of interest permitted under any promissory note at any time evidencing any of the Obligations and designated by the Lender or the default rate of interest. The Lender may, at its option exercised from time to time, make an advance under the Revolving Loan to cover in whole or in part any amounts owed under this Agreement. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the other Financing Documents and payment of the obligations hereunder and thereunder.
Section 7.4     Governing Law; Jurisdiction; Etc.
(a)Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE BORROWER FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
Section 7.5     Amendment; Other Provisions. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective against the Lender unless the same shall be in writing and signed by an officer of the Lender, and then shall be effective only in the specified instance and for the purpose for which given. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Lender therefrom, shall be effective against the Borrower unless the same shall be in writing and signed by an officer of the Borrower, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon and shall inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; however, no assignment or other transfer of the Borrower’s rights or obligations hereunder shall be made or be effective without the Lender’s prior written consent, nor shall it relieve the Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.
Section 7.6     Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to the Lender shall be in form and content satisfactory to the Lender and its counsel.
Section 7.7     Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Financing Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.
Section 7.8     Indemnification as to Hazardous Materials. The Borrower shall indemnify, defend and hold the Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’ fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from the Borrower’s business operations, any other property owned by the Borrower or in the surface or ground water arising from the Borrower’s business operations, or gaseous emissions arising from the Borrower’s business operations or any other condition existing or arising from the Borrower’s business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false, except to the extent that such claim, demand, suit, loss, damage, assessment, fine, penalty, cost or other expense results primarily from the Lender’s gross negligence or willful misconduct. The Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this section includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. The Borrower’s obligations under this section shall survive the repayment of the Loan.
Section 7.9     Survivability. All covenants, agreements, representations and warranties made herein or in the other Financing Documents shall survive the making of the Loan and shall continue in full force and effect so long as any Loan or other Obligations are outstanding.
Section 7.10     Entire Agreement. This Agreement is intended by the Lender and the Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither the Lender nor the Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.
Section 7.11     Headings. The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
Section 7.12     NO ORAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 7.13     Indemnification Generally; Damage Waiver.
(a)Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless, the Lender, the Lender’s parent and Affiliates and the Lender’s, Lender’s parent’s and Affiliates’ officers, directors, shareholders, partners, employees, advisors, trustees, counsel, accountants, agents and other representatives (each and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of the Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default; (b) any Loan or the use of any proceeds therefrom; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) the Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by the Borrower in connection with the transactions contemplated hereunder or (e) any actual or prospective claim, litigation, investigation or proceeding related to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto. Notwithstanding anything herein or elsewhere to the contrary, the Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of any Indemnified Party. Any amount payable to the Lender under this Section will bear interest at the rate of interest then applicable to the outstanding principal balance of the Loan from the due date until paid.
(b)Damage Waiver. To the fullest extent permitted by Law, the Borrower shall not asset and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct to actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financial Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Each party’s obligations under this Section shall survive the termination of this Agreement and the other Financing Documents and payment of the obligations hereunder and thereunder.
Section 7.14     Acknowledgement Regarding Any Supported QFCs.
To the extent that the Financing Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Delaware and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States.
(b)     As used in this Section 7.14, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C.
Section 7.15     Interest Rate Limitations. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the obligations under this Agreement, the Note or any other Financing Document, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law will not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement, the Note or any other Financing Document at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder will bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement, the Note or any other Financing Document had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement or the Note had at all times been in effect, then to the extent permitted by law, the Borrower will pay to the Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess will be cancelled automatically and, if previously paid, will at the Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
Section 7.16    Payments Set Aside
. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
Section 7.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Financing Documents, irrespective of whether the Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents; and (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents; and (iii) the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 7.18     PATRIOT Act. The Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act. For purposes of compliance with the PATRIOT Act, U.S. federal law requires the Lender identify, verify and record information of a customer, as applicable. The Lender may ask for specific information that will allow the Lender to verify the identity of the customer. The Lender may ask to see specific identifying information and/or documentation to satisfy its customer identification program obligations or other identifying documents.
Section 7.20     Electronic Execution of Amendment and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other Financing Documents and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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Signature Page to Loan Agreement
The parties hereto have caused this Agreement to be executed under seal and delivered as of the day and year first above written.
CHESAPEAKE UTILITIES CORPORATION, as Borrower

By: ____________________________ (SEAL)
Name: Beth Cooper
Title: Executive Vice President and Chief Financial Officer

The parties hereto have caused this Agreement to be executed under seal and delivered as of the day and year first above written.

ROYAL BANK OF CANADA, as Lender

By: __________________________
Name:
Title:

EXHIBIT A LOAN AGREEMENT
REVOLVING CREDIT NOTE

$20,000,000    New York. New York
May 6, 2020

FOR VALUE RECEIVED CHESAPEAKE UTILITIES CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), promises to pay ROYAL BANK OF CANADA or its successors or permitted assigns (the “Lender”), Revolving Loans, in dollars, in immediately available funds, at the office of the Lender at its Principal Office, in the principal amount of TWENTY MILLION DOLLARS ($20,000,000), or so much thereof as has been or may be advanced from time to time in the Lender’s sole and absolute discretion (the “Principal Amount”), payable at such times and in such amounts as specified in the Loan Agreement (as defined below).
This Revolving Credit Note (this “Note”) is one of the Notes referred to in the Loan Agreement dated as of even date herewith by and between the Borrower and the Lender (as may be amended, restated, modified, substituted, extended, and renewed from time to time, the “Loan Agreement”; capitalized terms used but not defined herein shall have the respective meanings given to them in the Loan Agreement) and is entitled to the benefits thereof and of the other Loan Documents, including any security or guarantees therein.
The Borrower promises also to pay to the Lender interest on the unpaid principal amount of each Revolving Loan incurred by the Borrower from the Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.2 of the Loan Agreement.
As provided in the Loan Agreement, this Note is subject to voluntary and mandatory prepayment, in whole or in part, prior to the Revolving Credit Termination Date, the conversion of Revolving Loans from one Type into another Type to the extent provided in the Loan Agreement, the acceleration of the maturity hereof upon the happening of certain events and the amendment or waiver of certain provisions of the Loan Agreement, all upon the terms and conditions therein specified.
All payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.
The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind in connection with this Note to the extent possible under any applicable law.  The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE LOAN AGREEMENT.
THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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Signature Page to Revolving Credit Note
The Borrower has caused this Note to be executed under seal by its duly authorized representative as of the date first written above.
CHESAPEAKE UTILITIES CORPORATION

By: ____________________________ (SEAL)
Name: Beth Cooper
Title: Chief Financial Officer

LOANS, CONVERSIONS AND REPAYMENT OF PRIME RATE LOANS

Date of Loan	Amount of Prime Rate Loan	Amount Converted to Prime Rate Loan	Amount of Prime Rate Loans converted to LIBOR Rate Loans	Unpaid Principal Balance of Prime Rate Loans	Notation Made By

LOANS, CONVERSIONS AND REPAYMENT OF LIBOR RATE LOANS

Date of Loan	Amount of LIBOR Rate Loan	Amount Converted to LIBOR Rate Loan	Amount of LIBOR Rate Loans converted to Prime Rate Loans	Unpaid Principal Balance of LIBOR Rate Loans	Notation Made By

EXHIBIT B TO LOAN AGREEMENT
The Borrower further represents and warrants to the Lender as follows:
(a)The exact legal name of Borrower is as stated in the initial paragraph to this Agreement.
(b)The Borrower’s Federal Tax Identification Number is: 51-0064146.
(c)The chief executive office of the Borrower is:
Street Address: 909 Silver Lake Blvd.

City or Town: Dover
State: Delaware
(d)The Borrower in fact manages the main part of its business operations at the executive office; and persons dealing with the Borrower would normally look for credit information at the executive office.
(e)The mailing address of the Borrower is:
909 Silver Lake Boulevard
Dover, DE 19904
(f)The Borrower’s address for notice under Section 7.1 is:
CHESAPEAKE UTILITIES CORPORATION]
909 Silver Lake Boulevard
Dover, DE 19904
Attn: Treasurer
Telephone: 302-736-7656
E-mail: tmahn@chpk.com

(g)In the twelve years preceding the date hereof, the Borrower has not changed its name.

EXHIBIT C TO LOAN AGREEMENT
Royal Bank of Canada
as Lender
Three World Financial Center
200 Vesey Street
New York, NY 10281-8098
Attention: Lauren Chen; Ghazal Akbari
Email: rbcnewyorkgla3@rbc.com
_____________ __, ____
Re:    CHESAPEAKE UTILITIES CORPORATION

Reference is made to the Loan Agreement, dated as of May 6, 2020 (as the same may be amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein without definition are used as defined in the Loan Agreement), among Chesapeake Utilities Corporation, a Delaware limited liability company, as Borrower and Royal Bank of Canada, as Lender.
The Borrower hereby gives you irrevocable notice, pursuant to Section 2.1.3 of the Loan Agreement, of its request of a Borrowing (the “Proposed Borrowing”) under the Loan Agreement and sets forth the following information:
I.    The date of the Proposed Borrowing is ____________________ __, ____     Notices pursuant to Section 2.1.3 of the Loan Agreement must be delivered no later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of the Proposed Borrowing for Prime Rate Loans and three (3) Business Days prior to the date of the Proposed Borrowing for LIBOR Rate Loans. (the “Credit Date”).

II.    The aggregate principal amount of requested Loans is $[__________], of which [$[__________] consists of Prime Rate Loans] [and] [$__________ consists of LIBOR Rate Loans].
III.     [The LIBOR Rate Loans shall have an initial Interest Period of one month.
IV.    The requested funds are to be disbursed to the Borrower’s account with [___________] (Routing No. [  ]; Account No. [  ]).
V.    The undersigned hereby certifies that as of the Credit Date:
A.    all the representations and warranties contained in the Loan Agreement and in the other Financing Documents are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which are true and correct in all respects) both immediately before and after the Proposed Borrowing, on and as of the Credit Date to the same extent as though made on and as of the Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which were true and correct in all respects) on and as of such earlier date; and
B.    no Default or Event of Default has occurred and is continuing or will have occurred and be continuing.
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Signature Page to Borrowing Request (Borrowing)
The Borrower as caused this Borrowing Request to be executed under seal by a duly authorized officer and delivered as of the day and year first above written.
CHESAPEAKE UTILITIES CORPORATION

By:
Name:
Title:

Royal Bank of Canada
as Lender
Three World Financial Center
200 Vesey Street
New York, NY 10281-8098
Attention: Lauren Chen; Ghazal Akbari
Email: rbcnewyorkgla3@rbc.com
_____________ __, ____
Re:    CHESAPEAKE UTILITIES CORPORATION

Reference is made to the Loan Agreement, dated as of May 6, 2020 (as the same may be amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Loan Agreement”;

capitalized terms used herein without definition are used as defined in the Loan Agreement), among Chesapeake Utilities Corporation, a Delaware limited liability company, as Borrower and Royal Bank of Canada, as Lender.
The Borrower hereby gives you irrevocable notice, pursuant to Section 2.1.3 of the Loan Agreement, of its request of a Borrowing (the “Proposed Borrowing”) under the Loan Agreement and sets forth the following information:
[[I].    a continuation, on ____________________ __, ____     Notices pursuant to Section 2.1.3 of the Loan Agreement must be delivered no later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of conversion to Prime Rate Loans and three (3) Business Days prior to the date of continuation of or conversion to LIBOR Rate Loans. (the “Credit Date”), as LIBOR Rate Loans having an interest period of one-month of Loans in an aggregate outstanding principal amount of $[__________] having an Interest Period ending on the proposed date for such continuation.]
[[II].     a conversion, on ____________________ __, ____     Refer to preceding footnote. (the “Credit Date”), to LIBOR Rate Loans having an interest period of one-month of Loans in an aggregate outstanding principal amount of $[__________] having an Interest Period ending on the proposed date for such continuation.]
[[III].    a conversion, on ____________________ __, ____     Refer to preceding footnote. (the “Credit Date”), to Prime Rate Loans in an aggregate outstanding principal amount of $[__________].
[IV].    the undersigned hereby certifies that as of the Credit Date:]
A.    all the representations and warranties contained in the Loan Agreement and in the other Financing Documents are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which are true and correct in all respects) both immediately before and after the Proposed Borrowing, on and as of the Credit Date to the same extent as though made on and as of the Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which were true and correct in all respects) on and as of such earlier date; and
B.    no Default or Event of Default has occurred and is continuing or will have occurred and be continuing.
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Signature Page to Borrowing Request (Continuation / Conversion)
The Borrower as caused this Borrowing Request to be executed under seal by a duly authorized officer and delivered as of the day and year first above written.
CHESAPEAKE UTILITIES CORPORATION

By:
Name:
Title:

EXHIBIT D TO LOAN AGREEMENT
To:    Royal Bank of Canada, as Lender under the Loan Agreement referred to below

[Date]     Notice must be received by the Lender not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Prime Rate Loans.
Ladies and Gentlemen:

Reference is made to the Loan Agreement, dated as of May 6, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Chesapeake Utilities Corporation, a Delaware limited liability company, as Borrower and Royal Bank of Canada, as Lender. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Loan Agreement.
The undersigned Borrower hereby gives you notice that, pursuant to Section 2.4 of the Loan Agreement, the undersigned intends to make a prepayment on the terms set forth below:

1.	Date of Prepayment: _______________.

2.	Type of Loans: _______________. Specify whether LIBOR Rate Loans, Prime Rate Loans or a combination thereof.

3.	In the principal amount of $______________. If a combination of LIBOR Rate Loans and Prime Rate Loans, specify the principal amount allocable to each.

4.	Conditions to Prepayment (if any): ______________.
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Signature Page to Prepayment Notice
The Borrower as caused this Prepayment Notice to be executed under seal by a duly authorized officer and delivered as of the day and year first above written.

CHESAPEAKE UTILITIES CORPORATION

By: ______________________________________
Name:
Title: